UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2008
Dana Holding Corporation
(Exact name of registrant as specified in its charter)
Successor registrant to Dana Corporation

Delaware	1-1063	26-1531856

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Dana Corporation
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02 Unregistered Sales of Equity Securities.
Item 3.03 Material Modification to Rights of Security Holders.
Item 5.01 Changes in Control of Registrant.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 8.01 Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-99.1
EX-99.2

Explanatory Note
     On January 31, 2008 (the “Effective Date”), Dana Corporation (“Prior Dana”), together with certain of its affiliates (each, a “Debtor” and collectively, the “Debtors”) consummated the transactions contemplated by the Debtors’ Third Amended Joint and Consolidated Plan of Reorganization, dated October 23, 2007 (as it has been amended, modified, and supplemented, the “Plan”), under chapter 11 of the Bankruptcy Code (the “Code”), as confirmed by the order (the “Confirmation Order”) of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on December 26, 2007 and emerged from chapter 11 in accordance with the Plan. For detailed information regarding the Plan, reference is made to Item 1.03 of Prior Dana’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2007. Dana Holding Corporation (the “Company”) is the successor registrant to Prior Dana pursuant to Rule 12g-3 under the Securities Exchange Act of 1934. In connection with the consummation of the Plan, the Company entered into a senior secured exit financing facility (the “Exit Facility”) as described in Item 2.03 of this Current Report on Form 8-K and initiated the distributions under the Plan, including equity securities, to holders of general unsecured claims as described in Item 3.02 of this Form 8-K.
Item 1.01 Entry into a Material Definitive Agreement.
Preferred Stock Issuance
     Pursuant to the Plan, the Company issued 2,500,000 shares of its Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and 5,400,000 shares of its Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”) on the Effective Date. The Series A Preferred Stock was sold to Centerbridge Partners, L.P. and certain of its affiliates (“Centerbridge”) for $250 million, less a commitment fee of $2.5 million and expense reimbursement of $5 million, resulting in net proceeds to the Company of $242.5 million. The Series B Preferred Stock was sold to certain qualified investors (as described in the Plan) for $540 million, resulting in net proceeds to the Company of $540 million.
     In connection with the issuance of the Preferred Stock, the Company entered into the Registration Rights Agreements and the Shareholders Agreement (each as defined below).
     Registration Rights Agreements. On the Effective Date, the Company entered two registration rights agreements: one with Centerbridge (the “Series A Registration Rights Agreement”) and the other with the purchasers of the Series B Preferred Stock (the “Series B Registration Rights Agreement” and together with the Series A Registration Rights Agreement, the “Registration Rights Agreements”). The Registration Rights Agreements provide registration rights for the shares of Preferred Stock and certain other equity securities of the Company.
     Under each Registration Rights Agreement, holders collectively holding more than 50% of the securities registrable under such Registration Rights Agreement (collectively, the “Registrable Securities”) have demand registration rights to request that the Company use its reasonable best efforts to effect the registration of the Registrable Securities held by such requesting holders under the applicable Registration Rights Agreement, plus the Registrable Securities of any other holder giving the Company a timely request to join in such registration (a “Demand Registration”). Until such time as the Company is qualified to register the Registrable Securities on a registration statement on Form S-3, the parties under each Registration Rights Agreement are allowed only one Demand Registration. A registration is not deemed to be a Demand Registration if holders of less than 90% of the Registrable Securities are permitted to participate in such registration.
     Additionally, under the Registration Rights Agreements, if the Company proposes to register any of its equity securities for its own account or for the account of other stockholders, then the Company must provide the holders of the Registrable Securities with piggyback registration rights to have their Registrable Securities included in such registration statement (in the case of an underwritten offering, pro rata after the securities that the Company is registering) (a “Piggyback Registration”). Once the Company qualifies to use a registration statement on Form S-3 to register the Registrable Securities, the holders will be allowed up to four additional Demand Registrations under each Registration Rights Agreement subject to certain limitations. Registration rights are assignable to transferees of Registrable Securities that agree to be bound by the provisions of such Registration Rights Agreement.
     The Company is not required to effect a Demand Registration under the following circumstances if: (i) the Company would have to consent to service of process to effect the registration; (ii) the Registrable Securities requested to be included in the registration have an aggregate public offering price (before any underwriting discounts and commissions) below (a) in the case of the Series A Registration Rights Agreement, $25 million, and (b) in the case of the Series B Registration Rights Agreement, $54 million; (iii) the Company is actively pursuing another registration of its securities (other than with respect to an employee benefit plan or the registration of securities in a transaction pursuant to Rule 145 of the Securities Act of 1933 (the “Securities Act”)); or (iv) the Company determines the Demand Registration would be seriously detrimental to the Company or its stockholders; provided, that each of the circumstances specified in (iii) and (iv) above may be used to delay a registration under the applicable Registration Rights Agreement only once in any 12-month period. The Company is also not required to effect a Demand Registration on Form S-3 within 180 days of the effective date of the most-recent Demand Registration on Form S-3 in which the particular holder under the applicable Registration Rights Agreement could have participated.
     Under the Registration Rights Agreements, the Company has further agreed to keep each Demand Registration and any Piggyback Registrations effective for 90 days. Holders will be required to make certain representations to the Company (as described in the Registration Rights Agreements) in order to participate in either a Demand Registration or a Piggyback Registration. Holders will also be required to deliver certain information to be used in connection with either a Demand Registration or a Piggyback Registration to have their Registrable Securities included in such registrations. The Registration Rights Agreements contain other customary provisions, including customary indemnification provisions regarding the Company and the applicable holders.

     The Registration Rights Agreements are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K. The foregoing description of the Registration Rights Agreements is qualified in its entirety by reference to the full text of such documents, which are incorporated herein by reference.
     Shareholders Agreement. On the Effective Date, the Company and Centerbridge entered into a Shareholders Agreement (the “Shareholders Agreement”) containing, among other things, the rights and restrictions described below.
     Centerbridge is limited for ten years from the Effective Date in its ability to acquire additional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), if it would own more than 30% of the voting power of the Company’s equity securities after such acquisition, or to take other actions to control the Company after the Effective Date without the consent of a majority of the Company’s Board of Directors (excluding directors elected by the holders of Series A Preferred Stock or nominated by the Series A Nominating Committee for election by the holders of Common Stock), including publicly proposing, announcing or otherwise disclosing an intent to propose, or entering into an agreement with any person for, (i) any form of business combination, acquisition or other transaction relating to the Company or any of its subsidiaries, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, or (iii) any demand to amend, waive or terminate the standstill provision in the Shareholders Agreement. Centerbridge has also agreed that it will not otherwise act, alone or in concert with others, to seek or to offer to control or influence the management, Board of Directors or policies of the Company or its subsidiaries.
     Until such time as Centerbridge no longer beneficially owns at least 50% of the shares of Series A Preferred Stock outstanding at such time, holders of Preferred Stock have preemptive rights sufficient to prevent dilution of ownership interests of such holders with respect to issuances of new shares of capital stock of the Company, other than shares of Common Stock if at the time of issuance the Common Stock is listed on a national securities exchange, certain issuances to employees, directors or consultants of the Company or in connection with certain business acquisitions. Such preemptive rights require that such ownership interests must be offered by the Company on the same terms and purchase price as the new shares of capital stock to which such rights relate.
     For a period of three years, so long as Centerbridge owns Series A Preferred Stock having a liquidation preference of at least $125 million, Centerbridge’s approval will be required for the Company to do any of the following:
•	enter into material transactions with directors, officers or 10% stockholders (other than officer and director compensation arrangements);

•	issue debt or equity securities senior to or pari passu with the Series A Preferred Stock other than in connection with certain refinancings;

•	issue equity at a price below fair market value;

•	amend the Company’s bylaws in a manner that materially changes the rights of Centerbridge or stockholders generally or amend the charter (or similar constituent documents) of the Company;

•	subject to certain limitations, take any actions that would result in share repurchases or redemptions involving cash payments in excess of $10 million in any 12-month period;

•	effect a merger or similar transaction that results in the transfer of 50% or more of the outstanding voting power of the Company, a sale of all or substantially all of the Company’s assets or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of capital stock of the Company is exchanged for or converted into cash, securities or property of another business organization;

•	voluntarily or involuntarily liquidate the Company; or

•	pay cash dividends on account of Common Stock or any other stock that ranks junior to or on parity with the Series A Preferred Stock, including the Series B Preferred Stock (other than the stated 4% dividend on the Series B Preferred Stock).
     Centerbridge’s approval rights above are subject to override by a vote of two-thirds of the Company’s voting securities not owned by Centerbridge or any of its affiliates, and its approval rights for dividends and the issuance of senior or pari passu securities will end no later than the third anniversary of the Effective Date and may end after the first anniversary of the Effective Date if certain financial ratios are met.
     In the event that Centerbridge and its affiliates at any time own in excess of 40% of the issued and outstanding voting securities of the Company, on an as-converted basis, all voting securities in excess of such 40% threshold will be voted in the same proportion that the Company’s other stockholders vote their voting securities with respect to the applicable proposal.
     The Shareholders Agreement is filed as Exhibit 10.3 to this Current Report on Form 8-K. The foregoing description of the Shareholders Agreement is qualified in its entirety by reference to the full text of such document, which is incorporated herein by reference.
Indemnification Agreements
     The Company has entered into an indemnification agreement with each current member of its Board of Directors and certain officers and expects to enter into an indemnification agreement with each future member of its Board of Directors and future officers of the Company. These agreements generally provide that, if the individual becomes involved in a claim (as defined in the agreement) by reason of an indemnifiable event (as defined in the agreement), the Company will indemnify the individual to the fullest extent permitted or required by the laws of the State of Delaware, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim.
     The form of the indemnification agreement is filed as Exhibit 10.4 to this Current Report on Form 8-K. The foregoing description of the form of indemnification agreement is qualified in its entirety by reference to the full text of such document, which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.
Benefit Plans and Compensation Arrangements of Prior Dana
     In connection with Prior Dana’s emergence from bankruptcy, all existing shares of Prior Dana’s capital stock were canceled pursuant to the Plan. Upon the Effective Date, the following stock incentive and other benefit plans of Prior Dana were accordingly terminated and any and all awards granted under such plans were terminated and will no longer be of any force or effect:
•	Dana Corporation Amended and Restated Stock Incentive Plan (as further amended);

•	Dana Corporation 1999 Restricted Stock Plan, as amended and restated (as further amended); and

•	Dana Corporation 1998 Directors’ Stock Option Plan (as amended).
     The Non-Competition and Severance Agreement, dated May 3, 2004, between Prior Dana and Paul E. Miller was also terminated on the Effective Date pursuant to the Plan. As described below under Item 5.02 of this Current Report on Form 8-K, Mr. Miller’s Executive Agreement, dated as of May 16, 2007, and his Supplemental Executive Retirement Plan, dated as of May 3, 2004, are being assumed by the Company.
Debt Instruments of Prior Dana
     Pursuant to the Plan, the outstanding debt securities of Prior Dana were cancelled, and the indentures and other agreements governing such debt securities were terminated (other than certain provisions of the indentures relating to the rights of the applicable trustee):
•	Indenture for Senior Securities, dated December 15, 1997, between Prior Dana and Citibank, N.A, as supplemented, relating to Prior Dana’s:
•	$150 million of 6.5% notes due March 15, 2008;

•	$350 million of 6.5% notes due March 1, 2009;

•	$200 million of 7% notes due March 15, 2028;

•	$400 million of 7% notes due March 1, 2029;
•	Note Agreements, dated April 8, 1997, between Prior Dana and the purchasers party thereto, relating to Prior Dana’s 7.18% notes due April 8, 2006;

•	Note Agreements, dated August 28, 1997, between Prior Dana and the purchasers party thereto, relating to Prior Dana’s 6.88% notes due August 28, 2006;

•	Note Agreements, dated December 18, 1998, between Prior Dana and the purchasers party thereto, relating to Prior Dana’s 6.59% notes due December 1, 2007;

•	Note Agreement, dated August 16, 1999, between Prior Dana and the purchaser party thereto, relating to Prior Dana’s 7.91% notes due August 16, 2006;

•	Indenture, dated as of August 8, 2001, among Prior Dana, Citibank, N.A. and Citibank, N.A., London Branch, as supplemented, relating to Prior Dana’s:
•	$575 million of 9% notes due August 15, 2011;

•	€200 million of 9% notes due August 15, 2011;

•	Indenture, dated as of March 11, 2002, between Prior Dana and Citibank, N.A., as supplemented, relating to Prior Dana’s $250 million of 10.125% notes due March 15, 2010; and

•	Indenture for Senior Securities, dated as of December 10, 2004, between Prior Dana and Citibank, N.A., as supplemented, relating to Prior Dana’s $450 million of 5.85% notes due January 15, 2015.
Holders of the notes have received or will receive Common Stock in satisfaction of their unsecured nonpriority claims against Prior Dana.
Amendment to Prior Dana’s Rights Agreement
     On January 31, 2008, Prior Dana entered into Amendment No. 4 to its Rights Agreement, dated as of April 25, 1996 (as amended, the “Rights Agreement”) to amend the definition of “Final Expiration Date” to be the earlier of immediately prior to the Effective Date or the close of business on July 25, 2016. The amendment also provided that the Rights Agreement would terminate and be of no further force or effect at the Final Expiration Date. As a result of these amendments, the rights outstanding under the Rights Agreement expired immediately prior to the Effective Date.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On the Effective Date, the Company, as Borrower, and certain of our domestic subsidiaries, as guarantors, entered into the Exit Facility with Citicorp USA, Inc., Lehman Brothers Inc. and Barclays Capital. The Exit Facility consists of a Term Facility Credit and Guaranty Agreement in the total aggregate amount of $1,430 million (the “Term Facility”) and a $650 million Revolving Credit and Guaranty Agreement (the “Revolving Facility”). The Term Facility was fully drawn in two borrowings of $1,350 million on the Effective Date and $80 million on February 1, 2008. Net proceeds were reduced by payment of original issue discount and other customary issuance costs and fees. There were no borrowings under the Revolving Facility, but $200 million was utilized for existing letters of credit.
     Amounts outstanding under the Revolving Facility may be borrowed, repaid and reborrowed with the final payment due and payable on January 31, 2013. Amounts outstanding under the Term Facility will be payable in equal quarterly amounts on the last day of each fiscal quarter at a rate of 1% per annum of the original principal amount of the Term Facility advances prior to the sixth anniversary of the Effective Date, with the remaining balance due in equal quarterly installments in the final year of the Term Facility and final maturity on January 31, 2015.
     The Exit Facility contains mandatory prepayment requirements in certain circumstances upon the sale of assets, insurance recoveries, the incurrence of debt, the issuance of equity securities and excess cash flow as defined in the agreement, subject to certain permitted reinvestment rights, in addition to the ability to make optional prepayments. Certain term loan prepayments are subject to a prepayment call premium prior to the second anniversary of the Term Facility.
     The Revolving Facility bears interest at a floating rate based on, at the option of the Company, the base rate or LIBOR rate (each as described in the Revolving Facility) plus a margin based on the undrawn amounts available under the Revolving Facility set forth below:

Remaining Borrowing Availability	Base Rate Margin	LIBOR Rate Margin
Greater than $450	1.00%	2.00%
Greater than $200 but less than or equal to $450	1.25%	2.25%
$200 or less	1.50%	2.50%
The Company will pay a commitment fee of 0.375% per annum for unused committed amounts under the Revolving Facility. Up to $400 million of the Revolving Facility may be applied to letters of credit. Issued letters of credit are treated as borrowed funds and reduce availability. The Company will pay a fee for issued and undrawn letters of credit in an amount per annum equal to the applicable LIBOR margin based on availability under the Revolving Facility and a per annum fronting fee of 0.25% payable quarterly.
     The Term Facility bears interest at a floating rate based on, at the option of the Company, the base rate or LIBOR rate (each as described in the Term Facility) plus a margin of 2.75% in the case of base rate loans or 3.75% in the case of LIBOR rate loans.
     For the first 24 months following the Effective Date, the LIBOR rates in each of the Revolving Facility and the Term Facility will not be less than 3.00%. Interest is due quarterly in arrears with respect to base rate loans and at the end of each interest period with respect to LIBOR loans. For LIBOR loans with interest periods greater than 90 days, interest is payable every 90 days from the first day of such interest period and on the date such loan is converted or paid in full.
     Under the Exit Facility, the Company (with certain subsidiaries excluded) will be required to comply with customary covenants for facilities of this type. These include (i) affirmative covenants as to corporate existence, compliance with laws, after-acquired property or subsidiaries, environmental matters, insurance, payment of taxes, access to books and records, use commercially reasonable efforts to have credit ratings, use of proceeds, maintenance of cash management systems, priority of liens in favor of the lenders, maintenance of assets, interest rate protection and monthly, quarterly, annual and other reporting obligations, and (ii) negative covenants, including limitations on liens, additional indebtedness, guarantees, dividends, transactions with affiliates, investments, asset dispositions, nature of business, capital expenditures, mergers and consolidations, amendments to constituent documents, accounting changes, and limitations on restrictions affecting subsidiaries and sale and lease-backs.
     Under the Term Facility, the Company is required to maintain compliance with the following financial covenants measured on the last day of each fiscal quarter:
(i)	commencing as of December 31, 2008, a maximum leverage ratio of not greater than 3.10 to 1.00 at December 31, 2008 decreasing in steps to 2.25 to

1.00 as of June 30, 2013, based on the ratio of consolidated funded debt to the previous 12 month consolidated earnings before interest, taxes depreciation and amortization (EBITDA), as defined in the agreements;
(ii)	commencing as of December 31, 2008, minimum interest coverage ratio of not less than 4.50 to 1.00 based on the previous 12 month consolidated EBITDA to consolidated interest expense for that period, as defined in the agreements; and

(iii)	a minimum EBITDA of $211 million for the six months ending June 30, 2008 and of $341 million for the nine months ending September 30, 2008.
The Revolving Facility requires the Company to comply with a minimum fixed coverage ratio of not less than 1.10 to 1.00, measured quarterly, in the event availability under the Revolving Facility falls below $75 million for five consecutive business days.
     The Exit Facility includes customary events of default for facilities of this type, including failure to pay principal, interest or other amounts when due, breach of representations and warranties, breach of any covenant under the Exit Facility, cross-default to other indebtedness, judgment default, invalidity of any loan document, failure of liens to be perfected, the occurrence of certain ERISA events or the occurrence of a change of control. Upon the occurrence and continuance of an event of default, the Company’s lenders may have the right, among other things, to terminate their commitments under the Exit Facility, accelerate the repayment of all of the Company’s obligations under the Exit Facility and foreclose on the collateral granted to them.
     The Exit Facility is guaranteed by substantially all of the Company’s domestic subsidiaries other than Dana Credit Corporation, Dana Companies, LLC and their respective subsidiaries. As of the Effective Date, the Company and the guarantors entered into the Revolving Facility Security Agreement and the Term Facility Security Agreement. The Revolving Facility Security Agreement grants a first priority lien on the Company’s and the guarantors’ accounts receivable and inventory and a second priority lien on substantially all of the Company’s and the guarantors’ remaining assets, including a pledge of 65% of the stock of each foreign subsidiary owned by the Company and each guarantor. The Term Facility Security Agreement grants a second priority lien on accounts receivable and inventory and a first priority lien on substantially all of the Company’s and the guarantors’ remaining assets, including a pledge of 65% of the stock of each foreign subsidiary owned by the Company and each guarantor, as of the Effective Date.
     In connection with the Exit Facility, as of the Effective Date the Company also entered into the Intercreditor Agreement, which establishes the relationship between the security agreements described above.
     A portion of the proceeds from the Exit Facility was used to repay Prior Dana’s Senior Secured Superpriority Debtor-in-Possession Credit Agreement (which was terminated pursuant to its terms), make other payments required upon exit from bankruptcy protection and provide liquidity to fund working capital and other general corporate purposes before original issue discount. As of February 5, 2008, the amount outstanding under the Term Facility was $1,430 million, and the amount utilized under the Revolving Facility was $200 million, attributable to issued but undrawn letters of credit.
     The Revolving Facility and Term Facility will receive ratings from Standard & Poor’s and Moody’s Investment Services.
     The Term Facility, the Revolving Facility, the Term Facility Security Agreement, the Revolving Facility Security Agreement and the Intercreditor Agreement are filed as Exhibits 10.5, 10.6, 10.7, 10.8 and 10.9, respectively, to this Current Report on Form 8-K. The foregoing description of the such documents is qualified in its entirety by reference to the full text of such documents, which are incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
Common Stock
     Under the Plan, the Company has issued or will issue 98,996,815 shares of the Common Stock to certain holders of general unsecured claims under the Plan and to certain employees. It will issue up to an additional 1,003,185 shares of Common Stock that will be registered with the Securities and Exchange Commission, for a total of 100,000,000 shares of Common Stock to employees. Of the shares issued to holders of general unsecured claims, approximately 27.6 million shares were issued to an escrow account for distribution with respect to disputed claims. At February 5, 2008, the total issued and outstanding shares of Common Stock was 97,971,792 shares.
     The Company relied, based on the confirmation order it received from the Bankruptcy Court, on Section 1145(a)(1) of the U.S. Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of the Common Stock to the general unsecured creditors. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:
•	the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan of reorganization with the debtor or of a successor to the debtor under the plan of reorganization;

•	the recipients of the securities must hold claims against or interests in the debtor; and

•	the securities must be issued in exchange, or principally in exchange, for the recipient’s claim against or interest in the debtor.

Preferred Stock
     Pursuant to the Plan, the Company issued 2,500,000 shares of its Series A Preferred Stock and 5,400,000 shares of its Series B Preferred Stock on the Effective Date. The Company relied on Section 4(2) of the Securities Act to exempt the offer and sale of the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock. The description of the conversion and other rights of the Preferred Stock set forth in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.
Item 3.03 Material Modification to Rights of Security Holders.
     The information regarding the Restated Certificate of Incorporation set forth under Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.
     The information regarding the Rights Agreement set forth under Item 1.02 of this Current Report on Form 8-K is incorporated by reference herein.
Item 5.01 Changes in Control of Registrant.
     Pursuant to the Plan, all shares of Prior Dana’s common stock issued and outstanding immediately prior to the Effective Date were cancelled upon emergence from bankruptcy protection. As contemplated by the Plan, former stockholders of Prior Dana will receive no distributions of Common Stock or other consideration. Under the Plan, unsecured creditors of Prior Dana have received or will receive approximately 99 million shares of Common Stock of the Company and investors have been issued 7,900,000 shares of voting preferred stock of the Company. As a result of the emergence from bankruptcy protection, the identity of a majority of the Company’s Board of Directors is different from the Board of Directors of Prior Dana immediately prior to the Effective Date, as described in Item 5.02 below.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Directors
     On the Effective Date and pursuant to the Plan, the following directors resigned from the Board of Directors of Prior Dana: A. Charles Baillie, David E. Berges, Michael J. Burns, Edmund M. Carpenter, Richard M. Gabrys, Samir G. Gibara, Cheryl W. Grisé, James P. Kelly, Marilyn R. Marks and Richard B. Priory.
     Pursuant to the Plan, the initial Board of Directors of the Company was set at nine members, and was selected as follows:
•	four Directors chosen by Centerbridge, one of whom is required to be independent of the Company in accordance with the standards of the New York Stock Exchange (“NYSE”) and one of whom is required to be independent of Centerbridge in accordance with such standards, determined as if such director was a director of Centerbridge and Centerbridge was a company whose securities are listed on the NYSE;

•	three Directors chosen by the official committee of the unsecured creditors (the “Creditors’ Committee”), each of whom must be independent of the Company in accordance with NYSE standards;

•	one Director, who must be independent of the Company in accordance with NYSE standards, chosen by the Creditors’ Committee from a list of three candidates provided by Centerbridge; provided, however, if none of the candidates on the list were reasonably satisfactory to the Creditors’ Committee, Centerbridge would select the names of additional candidates until the name of a candidate reasonably satisfactory to the Creditors’ Committee was selected and, at any time during that process, the Creditors’ Committee was permitted to offer its own list, which would be subject to the same process; and

•	the Chief Executive Officer of the Company.
On the Effective Date and pursuant to the Plan, the following individuals were appointed members of the Company’s Board of Directors: Michael J. Burns, Gary L. Convis, John M. Devine, Mark T. Gallogly, Richard A. Gephardt, Stephen J. Girsky, Terrence J. Keating, Mark A. Schulz and Jerome B. York. Messrs. Devine, Gallogly, Girsky and Schulz were selected to be Directors of the Company by Centerbridge. Mr. Girsky is an employee of Centerbridge, and Mr. Gallogly is a managing partner and owner of an equity interest in Centerbridge. Messrs. Gephardt, Keating and York were selected by the Creditors’ Committee. Mr. Convis was selected jointly by Centerbridge and the Creditors’ Committee. As described more fully below, Mr. Burns resigned as President, Chief Executive Officer, Chief Operating Officer and Director of the Company subsequent to his appointment.
     The Audit Committee of the Board of Directors initially consists of Messrs. York (chairman), Girsky and Keating. The Compensation Committee initially consists of Messrs. Girsky (chairman), Schulz and York. The Nominating and Corporate Governance Committee initially consists of Messrs. Gallogly (chairman), Convis and Gephardt.
Executive Officers
     On the Effective Date and pursuant to the Plan, Mr. Devine was elected as Executive Chairman, and the following executive officers of Prior Dana were elected as executive officers of the Company in the positions indicated:

Name	Position
Michael J. Burns	President, Chief Executive Officer, Chief Operating Officer

Kenneth A. Hiltz	Chief Financial Officer

Richard J. Dyer	Vice President and Chief Accounting Officer

Ralf Goettel	President — Europe & Engine Products Groups

Paul E. Miller	Vice President — Purchasing

Nick L. Stanage	President — Heavy Vehicle Products

Thomas R. Stone	President — Global Traction Products Group
     On February 4, 2008, the Board of Directors of the Company elected Robert H. Marcin as Chief Administrative Officer of the Company. Mr. Marcin, 62, was Senior Vice President, Leadership Assessment of Visteon Corporation, a supplier of automotive systems, modules and components, from December 2005 to January 2007. Prior to that, he served as Senior Vice President, Corporate Relations since January 2003 and Senior Vice President of Human Resources of Visteon since its formation in January 2000. Mr. Marcin will be an executive officer of the Company, and information regarding his compensation arrangement is set forth below.

Burns Resignation
     Subsequent to his election, on the Effective Date, Mr. Burns informed the Board of Directors of his resignation as President, Chief Executive Officer, Chief Operating Officer and Director. In connection with Mr. Burns’ resignation, the Company agreed that, for purposes of determining Mr. Burns’ entitlements and obligations, his departure will be treated no less favorably than a termination by the Company immediately after “Emergence” and “Other Than For Cause”, each as defined in Mr. Burns’ employment agreement dated February  3, 2004, as amended May 16, 2007, and effective as of December 31, 2006 (the “Burns Employment Agreement”). The Company also confirmed that Mr. Burns will be paid his Annual Incentive Plan and Executive Incentive Compensation Plan amounts for 2007 notwithstanding his resignation. Mr. Burns will remain employed by the Company for a transition period and will continue to receive his current base salary and welfare benefits as compensation. The Company and Mr. Burns are negotiating the terms of a comprehensive separation and transition agreement consistent with the foregoing.
     The Board of Directors appointed Mr. Devine as Acting Chief Executive Officer until a permanent replacement is identified. The Board of Directors created a search committee consisting of Messrs. Devine, Convis, Girsky and York to identify potential candidates to serve as Chief Executive Officer.
Compensation Plans and Agreements
     Executive Chairman Compensation. In connection with his appointment as Executive Chairman of the Company, the Compensation Committee of the Board of Directors of the Company approved the following compensation arrangement for Mr. Devine on February 4, 2008:
•	$1,000,000 annual salary;

•	an annual target bonus of 150% of base salary based on the achievement of performance measures set by the Board of Directors;

•	an initial grant of options to purchase 800,000 shares of Common Stock with an exercise price of $12.75 based on the closing stock price on the grant date, one third of which will vest on each of August 4, 2008, August 4, 2009 and August 4, 2010;

•	an initial term of one year, subject to renewal for additional one-year terms;

•	reimbursement for reasonable temporary residence expenses including use of private corporate aircraft up to 30 round trips;

•	inclusion in future change of control agreements; and

•	participation in life and disability insurance and other benefit programs of the Company generally applicable to senior executives.
The terms of Mr. Devine’s compensation arrangement will be set forth in an employment agreement to be entered into between the Company and Mr. Devine. The employment agreement also will provide for severance payments in the event that Mr. Devine’s position with the Company is involuntarily terminated by the Company without cause or terminated by Mr. Devine for “good reason” as well as payments following a change in control of the Company.

     Marcin Compensation Arrangement. As disclosed above, Robert H. Marcin was appointed Chief Administrative Officer by the Board of Directors of the Company on February 4, 2008. In connection with his appointment, the Compensation Committee of the Board of Directors of the Company, with subsequent ratification by the Board of Directors, approved the following compensation arrangement for Mr. Marcin on February 4, 2008:
•	$500,000 annual salary;
•	eligibility to participate in annual bonus and long term incentive programs to be approved by the Board of Directors;
•	$250,000 cash sign-on bonus, half to be paid his first day of employment with the Company and the other half to be paid on the first anniversary of that date; and
•	participation in life and disability insurance and other benefit and perquisite programs of the Company generally applicable to senior executives.
The terms of Mr. Marcin’s compensation arrangement will be set forth in an employment agreement to be entered into between the Company and Mr. Marcin.
     Equity Incentive Plan. As part of the Plan, the Bankruptcy Court approved the Company’s 2008 Omnibus Incentive Plan (the “Equity Incentive Plan”). The purpose of the Equity Incentive Plan is to attract and retain directors, officers, other employees and consultants of the Company and its subsidiaries and to motivate and provide to such persons incentives and rewards for superior performance. The eligibility requirements and terms governing the allocation of any Common Stock and the receipt of other consideration under the Equity Incentive Plan will be established and determined by the Board of Directors and/or the Compensation Committee of the Board of Directors, as applicable.
     Under the Equity Incentive Plan and subject to adjustment as provided in the Equity Incentive Plan, the number of shares of Common Stock that may be issued or delivered
•	upon the exercise of option rights or appreciation rights,

•	as restricted shares and released from the substantial risk of forfeiture thereof,

•	as settlement for restricted stock units upon satisfaction of the substantial risk of forfeiture thereof,

•	in payment of performance shares or performance units that have been earned,

•	as awards to non-employee directors, or

•	in payment of dividend equivalents paid with respect to awards made under the Equity Incentive Plan, may not exceed in the aggregate 16,090,000 shares, plus any shares relating to awards that terminate or are forfeited. The aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of incentive stock options may not exceed 4,000,000 shares. Further, no participant may be granted option rights or appreciation rights for more than 2,000,000 shares of Common Stock during any calendar year, subject to adjustments as provided in the Equity Incentive Plan. In no event may any participant receive restricted shares, restricted stock units or performance shares in the aggregate for more than 1,000,000 shares of Common Stock during any calendar year, or receive an award of performance units having an aggregate maximum value as of their respective dates of grant in excess of $10,000,000. The maximum number of shares that may be granted under the Equity Incentive Plan is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events of the Company.
     No grants may be made under the Equity Incentive Plan after December 25, 2017.
     Under the Equity Incentive Plan, the Board of Directors may also, in its discretion, authorize the granting to non-employee directors of option rights and appreciation rights and may also authorize the grant of other awards.
     Upon a change in control of the Company, except as otherwise provided in the terms of the award or as provided by the Compensation Committee of the Board of Directors, to the extent outstanding awards are not assumed, converted or replaced by the resulting entity, all outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to outstanding awards will lapse and become fully vested and non-forfeitable, and any specified performance measures with respect to outstanding awards will be deemed to be satisfied at target.
     The Equity Incentive Plan is included as Exhibit 10.10 to this Current Report on Form 8-K. The foregoing description of the Equity Incentive Plan is qualified in its entirety by reference to the full text of such document, which is incorporated herein by reference.
     Assumption of Existing Compensation Plans and Agreements. On the Effective Date, the Company and Dana Limited, a newly formed, wholly owned subsidiary of the Company that owns the stock of the Company’s operating subsidiaries, assumed the obligations of Prior Dana under each of the following compensation plans and agreements:
•	Dana Corporation Annual Incentive Plan, as amended;

•	the Burns Employment Agreement;

•	Executive Agreement, dated as of May 16, 2007, between Prior Dana and Paul E. Miller;

•	Supplemental Executive Retirement Plan, dated as of May 3, 2004, between Prior Dana and Paul E. Miller;

•	Executive Agreement, dated as of May 16, 2007, between Prior Dana and Nick L. Stanage;

•	Supplemental Executive Retirement Plan, dated as of August 29, 2005, between Prior Dana and Nick L. Stanage;

•	Executive Agreement, dated as of May 16, 2007, between Prior Dana and Thomas R. Stone;

•	Supplemental Executive Retirement Plan, dated as of June 27, 2005, between Prior Dana and Thomas R. Stone;

•	Executive Bonus Agreement, dated as of June 14, 2007, between Prior Dana and Ralf Goettel; and

•	Agreement, dated as of March 6, 2005, between Prior Dana and AP Services, LLC.
The Company and Dana Limited have been substituted for Prior Dana under each such plans and agreements, and the Company and Dana Limited are vested with all the powers, duties, rights, privileges, obligations and liabilities of Prior Dana under such plans and agreements.
     The Dana Corporation Excess Benefits Plan, the Dana Corporation Supplemental Benefit Plan, the Dana Corporation Additional Compensation Plan and the Dana Corporation Director Deferred Fee Plan were not terminated upon emergence but will continue as obligations of Dana Companies, LLC, which is the successor to Prior Dana. As previously disclosed, benefit accruals under these plans were discontinued. Any amounts owed under these plans will be satisfied in the claims resolution process, and no additional benefits will be available under these plans.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The Company’s Restated Certificate of Incorporation and Bylaws are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K and incorporated herein by reference. The following description of the material terms of the Restated Certificate of Incorporation is qualified in its entirety by reference to the full text of such document.
Restated Certificate of Incorporation
     Authorized Stock. Pursuant to the Restated Certificate of Incorporation, the Company is authorized to issue 450,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share.
     Common Stock. Except as provided in the terms of the Preferred Stock or any other series of preferred stock to be issued, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote of stockholders for each share of Common Stock held of record by such holder as of the record date for the meeting.
     Preferred Stock. As described above, the Company issued 2,500,000 shares of Series A Preferred Stock and 5,400,000 shares of Series B Preferred Stock. The following summary of the terms of the Preferred Stock is not complete and is qualified by reference to the terms of the Preferred Stock contained in the Restated Certificate of Incorporation.
     The price at which each share of Preferred Stock will be convertible into Common Stock will be 83% of its distributable market equity value per share, which is the per share value of the Common Stock determined by calculating the 20-day volume-weighted average trading price of such common stock on the principal exchange or over-the-counter market on which it trades (using the 22 trading days beginning on and including the first trading day after the Effective Date but disregarding the days with the highest and lowest volume-weighted average sale price during such period). If, as a result of such determination:
(i) the holders of the Preferred Stock would own, on an as-converted, fully diluted basis, less than 32.0% of the Company’s issued shares of Common Stock plus the number of shares of Common Stock that would be issued upon conversion of the Preferred Stock (collectively, the “Fully Diluted Shares”), necessary adjustments will be made such that the holders of Preferred Stock will own, on an as-converted, fully diluted basis, 32.0% of the Fully Diluted Shares; or
(ii) the holders of the Preferred Stock would own, on an as-converted, fully diluted basis, more than 36.3% of the Fully Diluted Shares, necessary adjustments will be made such that the holders of Preferred Stock will own, on an as-converted, fully diluted basis, 36.3% of the Fully Diluted Shares.
     The percentages referred to in the preceding paragraph are subject to adjustment to the extent that the Company’s net debt plus the value of its minority interests as of the Effective Date is an amount other than $525 million, as described in the Restated Certificate of Incorporation.
     Shares of Series A Preferred Stock having an aggregate liquidation preference of not more than $125 million and the Series B Preferred Stock will be convertible at any time at the option of the applicable holder after the six-month anniversary of the Effective Date. The remaining shares of Series A Preferred Stock will be convertible at any time after the 36-month anniversary of the Effective Date. In addition, in the event that the per share closing sales price of the Common Stock exceeds 140% of the distributable market equity value per share (determined as described above) for at least 20 consecutive trading days beginning on or after the fifth anniversary of the Effective Date, the Company will be able to cause the conversion of all, but not less than all, of the Preferred Stock. The price at which the Preferred Stock is convertible will be subject to adjustment in certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions and certain issuances of common stock or common stock derivatives.
     The Preferred Stock will be entitled to dividends at an annual rate of 4%, payable quarterly in cash. The shares will have equal voting rights and will vote together as a single class with the Common Stock on an as-converted basis, except that the Series A Preferred Stock will be entitled to vote as a separate class to elect three directors as described in the following paragraph. For purposes of liquidation, dissolution or winding up of the Company, the Preferred Stock will rank senior to any other class or series of capital stock of the Company, the terms of which are not expressly senior to or pari passu with the Preferred Stock.

     Beginning at the first annual meeting of stockholders of the Company following the Effective Date, and for as long as the initial holder of the Series A Preferred Stock owns at least $125 million of the Series A Preferred Stock, the Company’s Board of Directors will be composed of nine members, as follows: (i) three directors (one of whom must be independent of both the Company and Centerbridge) designated by Centerbridge and elected by holders of the Series A Preferred Stock, (ii) one director who must be independent of both the Company and Centerbridge nominated by a special purpose nominating committee composed of two designees of Centerbridge and one other Board member pursuant to the Shareholders Agreement, and (iii) five directors nominated by the Company’s Board of Directors and elected by the holders of the Company’s voting stock. With the exception of the three directors elected by holders of the Series A Preferred Stock, the remaining directors will be elected by holders of Common Stock and any other class of capital stock entitled to vote in the election of directors (including the Preferred Stock), voting together as a single class at each meeting of stockholders held for the purpose of electing directors. Holders of Preferred Stock will also have the right to elect two directors in the event that six quarterly dividends on the Preferred Stock are accrued but unpaid.
     Additional Preferred Stock. As described above, the Restated Certificate of Incorporation authorizes the issuance of 50,000,000 shares of preferred stock, including the Preferred Stock described above. The Board is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each series voting rights, if any, designation, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions as provided in a resolution or resolutions adopted by the Board.
     The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, may have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock of the Company. Shares of preferred stock may also be reissued by the Company following redemption of such shares by the Company or conversion of such shares by the holder, as applicable.
     Action by Written Consent. Stockholders may not generally take action by written consent in lieu of a meeting. However, holders of a series of preferred stock may take action by written consent if expressly authorized to do so by the terms of the applicable series of preferred stock.
     Amendment of the Bylaws. Approval of two-third of the voting power of the Company, voting together as a class, is required to amend certain provisions of the Bylaws dealing with, among other things, special meetings, the size of the Board and the election and removal of directors.
Bylaws
     Except as described below, the Bylaws adopted by the Board of Directors of the Company are substantially similar to the Bylaws of Prior Dana:

•	holders of at least 20% of the voting power of the Company may instruct the Secretary of the Company to call a special meeting of stockholders;

•	differences necessary due to the issuance of the Preferred Stock; and

•	differences between Virginia (the state of incorporation of Prior Dana) and Delaware (the state of incorporation of the Company) corporate law.
Item 8.01 Other Events.
     On February 1, 2008, the Company issued a press release announcing its emergence from chapter 11 bankruptcy protection. A copy of the press release is attached hereto as Exhibit 99.1.
     On February 6, 2008, the Company issued a press release announcing the election of Mr. Marcin as Chief Administrative Officer. A copy of the press release is attached hereto as Exhibit 99.2.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are filed with this report.

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Dana Holding Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A filed by Dana Holding Corporation on January 31, 2008).

3.2	Bylaws of Dana Holding Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A filed by Dana Holding Corporation on January 31, 2008).

10.1	Registration Rights Agreement, dated as of January 31, 2008, by and among the Company and Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and Centerbridge Capital Partners SBS, L.P.

10.2	Registration Rights Agreement, dated as of January 31, 2008, by and among the Company and the Series B Preferred Stock purchasers named therein.

10.3	Shareholders Agreement, dated as of January 31, 2008, by and among the Company and Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and Centerbridge Capital Partners SBS, L.P.

10.4	Form of Indemnification Agreement.

10.5	Term Facility Credit and Guaranty Agreement, dated as of January 31, 2008, among Dana Holding Corporation, as Borrower, the guarantors party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, Citigroup Capital Markets, Inc., as joint lead arranger and joint bookrunner, Lehman Brothers Inc., as joint lead arranger, joint bookrunner and syndication agent, Barclays Capital, as joint bookrunner and documentation agent, and the lenders and other financial institutions party thereto.

Exhibit No.	Description

10.6	Revolving Credit and Guaranty Agreement, dated as of January 31, 2008, among Dana Holding Corporation, as Borrower, the guarantors party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, Citigroup Capital Markets, Inc., as joint lead arranger and joint bookrunner, Lehman Brothers Inc., as joint lead arranger, joint bookrunner and syndication agent, Barclays Capital, as joint bookrunner and documentation agent, and the lenders and other financial institutions party thereto.

10.7	Term Facility Security Agreement, dated as of January 31, 2008, among Dana Holding Corporation, the guarantors party thereto and Citicorp USA, Inc., as collateral agent.

10.8	Revolving Facility Security Agreement, dated as of January 31, 2008, among Dana Holding Corporation, the guarantors party thereto and Citicorp USA, Inc., as collateral agent.

10.9	Intercreditor Agreement, dated as of January 31, 2008, among Dana Holding Corporation, Citicorp USA, Inc., as collateral and administrative agents under the Term Facility Credit and Guaranty Agreement and the Revolving Credit and Guaranty Agreement.

10.10	Dana Holding Corporation 2008 Omnibus Incentive Plan.

99.1	Press Release dated February 1, 2008

99.2	Press Release dated February 6, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION
Date: February 6, 2008	By:	/s/ Marc S. Levin
Marc S. Levin
Acting General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Dana Holding Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A filed by Dana Holding Corporation on January 31, 2008).

3.2	Bylaws of Dana Holding Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A filed by Dana Holding Corporation on January 31, 2008).

10.1	Registration Rights Agreement, dated as of January 31, 2008, by and among the Company and Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and Centerbridge Capital Partners SBS, L.P.

10.2	Registration Rights Agreement, dated as of January 31, 2008, by and among the Company and the Series B Preferred Stock purchasers named therein.

10.3	Shareholders Agreement, dated as of January 31, 2008, by and among the Company and Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and Centerbridge Capital Partners SBS, L.P.

10.4	Form of Indemnification Agreement.

10.5	Term Facility Credit and Guaranty Agreement, dated as of January 31, 2008, among Dana Holding Corporation, as Borrower, the guarantors party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, Citigroup Capital Markets, Inc., as joint lead arranger and joint bookrunner, Lehman Brothers Inc., as joint lead arranger, joint bookrunner and syndication agent, Barclays Capital, as joint bookrunner and documentation agent, and the lenders and other financial institutions party thereto.

10.6	Revolving Credit and Guaranty Agreement, dated as of January 31, 2008, among Dana Holding Corporation, as Borrower, the guarantors party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, Citigroup Capital Markets, Inc., as joint lead arranger and joint bookrunner, Lehman Brothers Inc., as joint lead arranger, joint bookrunner and syndication agent, Barclays Capital, as joint bookrunner and documentation agent, and the lenders and other financial institutions party thereto.

10.7	Term Facility Security Agreement, dated as of January 31, 2008, among Dana Holding Corporation, the guarantors party thereto and Citicorp USA, Inc., as collateral agent.

10.8	Revolving Facility Security Agreement, dated as of January 31, 2008, among Dana Holding Corporation, the guarantors party thereto and Citicorp USA, Inc., as collateral agent.

10.9	Intercreditor Agreement, dated as of January 31, 2008, among Dana Holding Corporation, Citicorp USA, Inc., as collateral and administrative agents under the Term Facility Credit and Guaranty Agreement and the Revolving Credit and Guaranty Agreement.

10.10	Dana Holding Corporation 2008 Omnibus Incentive Plan.

99.1	Press Release dated February 1, 2008

99.2	Press Release dated February 6, 2008